United States
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K/A

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 26, 2009

FNB BANCORP
(Exact name of registrant as specified in its charter)

California
(State or other jurisdiction of incorporation)

000-49693	92-2115369
(Commission File Number)	(IRS Employer Identification No.)

975 El Camino Real, South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 588-6800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:

The registrant, FNB Bancorp, is filing this Amendment No. 1 to Current Report on Form 8-K to amend and restate portions of the Item 5.02 disclosure in its Current Report on Form 8-K filed with the Commission on June 30, 2009 (the “Form 8-K”), as set forth below. At the time of filing the Form 8-K, Mr. Barels had not been appointed to serve on any committees of the Board of Directors of FNB Bancorp or First National Bank of Northern California and Mr. Black had not been appointed to serve on any committees of the Board of Directors of FNB Bancorp.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 26, 2009, Mr. Ronald R. Barels, DDS was appointed as a Director of FNB Bancorp and First National Bank of Northern California. Mr. Barels is currently the owner and manager of Cypress Golf Course located in Colma, California. Mr. Barels is also a Director and Vice President of Cypress Abbey Company (Colma, California) and has served in that capacity for over 25 years. On July 10, 2009, Mr. Barels was appointed as a member of the Loan and Discount Committee and the Audit Committee of FNB Bancorp and First National Bank of Northern California.

On June 26, 2009, Mr. Jim D. Black, President of FNB Bancorp and First National Bank of Northern California since April 1, 2002 (and currently a Director of the Bank), was re-appointed as a Director of FNB Bancorp. Mr. Black is a member of the Executive Committee, the Loan and Discount Committee, the Compliance Committee and the Building Committee of First National Bank of Northern California. On July 10, 2009, Mr. Black was appointed as a member of the Executive Committee, the Loan and Discount Committee, the Compliance Committee and the Building Committee of FNB Bancorp.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FNB BANCORP (Registrant)

Dated: July 10, 2009.	By:	/s/ Dave A. Curtis

Dave A. Curtis
Senior Vice President and
Chief Financial Officer